Exhibit 23.0

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Banc of California, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-170621, No. 333-170622, No. 333-192518, and No. 333-212886) on Form S-3 and (No. 333-201899, No. 333-105728, No. 333-105729, No. 333-172569, No. 333-175268, No. 333-175296, and No. 333-190286) on Form S-8 of Banc of California, Inc. of our reports dated March 1, 2017, with respect to the consolidated statements of financial position of Banc of California, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appears in the December 31, 2016 annual report on Form 10‑K of Banc of California, Inc.
Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Banc of California, Inc. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness related to inadequate tone at the top regarding the importance of internal control over financial reporting, which adversely impacted a number of processes resulting in an ineffective risk assessment process, ineffective monitoring activities, and insufficient resources or support and caused the Company to experience an increase in the number of control deficiencies across multiple processes that has been identified as described in Management’s Report on Internal Control over Financial Reporting.

/s/ KPMG LLP KPMG LLP
Irvine, California
March 1, 2017